EXHIBIT 13.2

Condensed consolidated statement of income

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2013	2012	2013	2012

Revenues
Natural gas pipelines	1,083	1,058	3,271	3,177
Oil pipelines	281	259	830	769
Energy	840	809	2,364	1,972
	2,204	2,126	6,465	5,918
Income from Equity Investments	177	71	423	196
Operating and Other Expenses
Plant operating costs and other	650	627	1,939	1,846
Commodity purchases resold	299	337	958	758
Property taxes	138	131	353	346
Depreciation and amortization	366	342	1,089	1,032
	1,453	1,437	4,339	3,982
Financial Charges/(Income)
Interest expense	243	253	763	745
Interest income and other	(31)	(34)	(33)	(70)
	212	219	730	675
Income before Income Taxes	716	541	1,819	1,457
Income Taxes (Recovery)/Expense
Current	(3)	8	40	104
Deferred	192	125	359	240
	189	133	399	344
Net Income	527	408	1,420	1,113
Net income attributable to non-controlling interests	27	23	70	73
Net Income Attributable to Controlling Interests	500	385	1,350	1,040
Preferred share dividends	6	6	17	17
Net Income Attributable to Common Shares	494	379	1,333	1,023

See accompanying notes to the condensed consolidated financial statements.

TRANSCANADA PIPELINES LIMITED [39
THIRD QUARTER REPORT 2013

Condensed consolidated statement of comprehensive income

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2013	2012	2013	2012

Net Income	527	408	1,420	1,113
Other Comprehensive (Loss)/Income, Net of Income Taxes
Foreign currency translation gains and losses on net investments in foreign operations	(140)	(196)	196	(189)
Change in fair value of net investment hedges	62	99	(122)	76
Change in fair value of cash flow hedges	14	60	(9)	43
Reclassification to net income of gains on cash flow hedges	27	47	34	119
Unrealized actuarial gains and losses on pension and other post-retirement benefit plans	1	—	1	—
Reclassification to net income of actuarial gains and losses and prior service costs on pension and other post-retirement benefit plans	5	4	17	18
Other comprehensive loss on equity investments	(1)	(3)	(4)	(1)
Other comprehensive (loss)/income (Note 7)	(32)	11	113	66
Comprehensive Income	495	419	1,533	1,179
Comprehensive income/(loss) attributable to non-controlling interests	(1)	(11)	99	42
Comprehensive Income Attributable to Controlling Interests	496	430	1,434	1,137
Preferred share dividends	6	6	17	17
Comprehensive Income Attributable to Common Shares	490	424	1,417	1,120

See accompanying notes to the condensed consolidated financial statements.

TRANSCANADA PIPELINES LIMITED [40
THIRD QUARTER REPORT 2013

Condensed consolidated statement of cash flows

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2013	2012	2013	2012

Cash Generated from Operations
Net income	527	408	1,420	1,113
Depreciation and amortization	366	342	1,089	1,032
Deferred income taxes	192	125	359	240
Income from equity investments	(177)	(71)	(423)	(196)
Distributed earnings received from equity investments	163	95	427	252
Employee post-retirement benefits funding lower/(higher) than expense	7	(23)	33	(11)
Other	(40)	(16)	(6)	18
Decrease/(increase) in operating working capital	72	242	(263)	99
Net cash provided by operations	1,110	1,102	2,636	2,547
Investing Activities
Capital expenditures	(992)	(694)	(3,030)	(1,555)
Equity investments	(30)	(144)	(101)	(557)
Acquisitions	(99)	—	(154)	—
Deferred amounts and other	(103)	40	(267)	82
Net cash used in investing activities	(1,224)	(798)	(3,552)	(2,030)
Financing Activities
Dividends on common and preferred shares	(332)	(315)	(978)	(932)
Distributions paid to non-controlling interests	(38)	(27)	(97)	(84)
Advances (to)/from affiliates, net	—	10	111	(260)
Notes payable repaid, net	(1,177)	(930)	(618)	(341)
Long-term debt issued, net of issue costs	2,173	995	2,917	1,488
Repayment of long-term debt	(521)	(12)	(1,230)	(782)
Common shares issued, net of issue costs	—	—	499	269
Partnership units of subsidiary issued, net of issue costs	—	—	384	—
Net cash provided by/(used in) financing activities	105	(279)	988	(642)
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	(12)	(14)	10	(19)
(Decrease)/increase in Cash and Cash Equivalents	(21)	11	82	(144)
Cash and Cash Equivalents
Beginning of period	640	474	537	629
Cash and Cash Equivalents
End of period	619	485	619	485

See accompanying notes to the condensed consolidated financial statements.

TRANSCANADA PIPELINES LIMITED [41
THIRD QUARTER REPORT 2013

Condensed consolidated balance sheet

		September 30	December 31
	(unaudited - millions of Canadian $)	2013	2012

	ASSETS
	Current Assets
	Cash and cash equivalents	619	537
	Accounts receivable	956	1,089
	Due from affiliates	2,712	2,889
	Inventories	238	224
	Other	633	992
		5,158	5,731
	Plant, Property and Equipment, net of accumulated depreciation of $17,598 and $16,540, respectively	35,985	33,713
	Equity Investments	5,395	5,366
	Goodwill	3,575	3,458
	Regulatory Assets	1,924	1,629
	Intangible and Other Assets	1,515	1,342
		53,552	51,239
	LIABILITIES
	Current Liabilities
	Notes payable	1,688	2,275
	Accounts payable and other	1,757	2,340
	Due to affiliates	1,839	1,904
	Accrued interest	331	370
	Current portion of long-term debt	971	894
		6,586	7,783
	Regulatory Liabilities	238	268
	Other Long-Term Liabilities	811	882
	Deferred Income Tax Liabilities	4,163	3,953
	Long-Term Debt	20,066	18,019
	Junior Subordinated Notes	1,028	994
		32,892	31,899
	EQUITY
	Common shares, no par value	14,805	14,306
Issued and outstanding:	September 30, 2013 - 749 million shares
	December 31, 2012 - 738 million shares
	Preferred shares	389	389
	Additional paid-in capital	434	400
	Retained earnings	5,014	4,657
	Accumulated other comprehensive loss (Note 7)	(1,364)	(1,448)
	Controlling Interests	19,278	18,304
	Non-controlling interests	1,382	1,036
		20,660	19,340
		53,552	51,239
	Contingencies and Guarantees (Note 11)
	Subsequent Events (Note 13)

See accompanying notes to the condensed consolidated financial statements.

TRANSCANADA PIPELINES LIMITED [42
THIRD QUARTER REPORT 2013

Condensed consolidated statement of equity

	nine months ended September 30
(unaudited - millions of Canadian $)	2013	2012

Common Shares
Balance at beginning of period	14,306	14,037
Proceeds from shares issued	499	269
Balance at end of period	14,805	14,306
Preferred Shares
Balance at beginning and end of period	389	389
Additional Paid-In Capital
Balance at beginning of period	400	394
Dilution impact from TC PipeLines, LP units issued	29	—
Other	5	4
Balance at end of period	434	398
Retained Earnings
Balance at beginning of period	4,657	4,561
Net income attributable to controlling interests	1,350	1,040
Common share dividends	(976)	(932)
Preferred share dividends	(17)	(17)
Balance at end of period	5,014	4,652
Accumulated Other Comprehensive Loss
Balance at beginning of period	(1,448)	(1,449)
Other comprehensive income	84	97
Balance at end of period	(1,364)	(1,352)
Equity Attributable to Controlling Interests	19,278	18,393
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	1,036	1,076
Net income attributable to non-controlling interests
TC PipeLines, LP	63	70
Portland	7	3
Other comprehensive income/(loss) attributable to non-controlling interests	29	(31)
Sale of TC PipeLines, LP units
Proceeds, net of issue costs	384	—
Decrease in TCPL’s ownership	(47)	—
Distributions to non-controlling interests	(97)	(84)
Foreign exchange and other	7	(4)
Balance at end of period	1,382	1,030
Total Equity	20,660	19,423

See accompanying notes to the condensed consolidated financial statements.

TRANSCANADA PIPELINES LIMITED [43
THIRD QUARTER REPORT 2013

Notes to condensed consolidated financial statements
(unaudited)

1. Basis of Presentation

These condensed consolidated financial statements of TransCanada PipeLines Limited (TCPL or the Company) have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TCPL’s annual audited consolidated financial statements for the year ended December 31, 2012. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in TCPL’s 2012 Annual Report.

These condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect the financial position and results of operations for the respective periods. These condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2012 audited consolidated financial statements included in TCPL’s 2012 Annual Report. Certain comparative figures have been reclassified to conform with the current period’s presentation.

Earnings for interim periods may not be indicative of results for the fiscal year in the Company’s Natural Gas Pipelines segment due to the timing of regulatory decisions and seasonal fluctuations in short-term throughput volumes on U.S. pipelines.  Earnings for interim periods may also not be indicative of results for the fiscal year in the Company’s Energy segment due to the impact of seasonal weather conditions on customer demand and market pricing in certain of the Company’s investments in electrical power generation plants and non-regulated gas storage facilities.

USE OF ESTIMATES AND JUDGEMENTS
In preparing these financial statements, TCPL is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgement in making these estimates and assumptions. In the opinion of management, these condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the consolidated financial statements for the year ended December 31, 2012, except as described in Note 2, Changes in accounting policies.

2. Changes in Accounting Policies

CHANGES IN ACCOUNTING POLICIES FOR 2013

Balance Sheet Offsetting/Netting
Effective January 1, 2013, the Company adopted the ASU on disclosures about balance sheet offsetting as issued by the FASB to enable understanding of the effects of netting arrangements on the Company’s financial position. Adoption of the ASU has resulted in increased qualitative and quantitative disclosures regarding certain derivative instruments that are either offset in accordance with current U.S. GAAP or are subject to a master netting arrangement or similar agreement.

Accumulated Other Comprehensive Income
Effective January 1, 2013, the Company adopted the ASU on reporting of amounts reclassified out of AOCI as issued by the FASB. Adoption of the ASU has resulted in providing additional qualitative and quantitative disclosures regarding significant amounts reclassified out of accumulated other comprehensive income into net income.

FUTURE ACCOUNTING CHANGES

Obligations Resulting from Joint and Several Liability Arrangements
In February 2013, the FASB issued guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. Examples of obligations within the scope of this ASU include debt arrangements, other contractual obligations, and settled litigation and judicial rulings. This ASU is effective retrospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2013. The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements, but does not expect it to have a material impact.

TRANSCANADA PIPELINES LIMITED [44
THIRD QUARTER REPORT 2013

Foreign Currency Matters - Cumulative Translation Adjustment
In March 2013, the FASB issued amended guidance related to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business. This ASU is effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2013. Early adoption is permitted as of the beginning of the entity's fiscal year. The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements, but does not expect it to have a material impact.

Unrecognized Tax Benefit
In July 2013, the FASB issued amended guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This ASU is effective prospectively for fiscal years and interim reporting periods within those years, beginning after December 15, 2014. Early adoption is permitted. We are evaluating the impact that adopting the ASU would have on our consolidated financial statements, but do not expect it to have a material impact.

3. Segmented Information

three months ended September 30	Natural gas pipelines		Oil pipelines		Energy		Corporate		Total
(unaudited - millions of Canadian $)	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012

Revenues	1,083	1,058	281	259	840	809	—	—	2,204	2,126
Income from equity investments	36	37	—	—	141	34	—	—	177	71
Plant operating costs and other	(326)	(331)	(81)	(72)	(217)	(203)	(26)	(21)	(650)	(627)
Commodity purchases resold	—	—	—	—	(299)	(337)	—	—	(299)	(337)
Property taxes	(109)	(104)	(11)	(10)	(18)	(17)	—	—	(138)	(131)
Depreciation and amortization	(248)	(231)	(37)	(37)	(77)	(70)	(4)	(4)	(366)	(342)
	436	429	152	140	370	216	(30)	(25)	928	760
Interest expense									(243)	(253)
Interest income and other									31	34
Income before Income Taxes									716	541
Income taxes expense									(189)	(133)
Net Income									527	408
Net Income Attributable to Non-Controlling Interests									(27)	(23)
Net Income Attributable to Controlling Interests									500	385
Preferred Share Dividends									(6)	(6)
Net Income Attributable to Common Shares									494	379

TRANSCANADA PIPELINES LIMITED [45
THIRD QUARTER REPORT 2013

nine months ended September 30	Natural gas pipelines		Oil pipelines		Energy		Corporate		Total
(unaudited - millions of Canadian $)	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012

Revenues	3,271	3,177	830	769	2,364	1,972	—	—	6,465	5,918
Income from equity investments	105	120	—	—	318	76	—	—	423	196
Plant operating costs and other	(983)	(989)	(242)	(209)	(637)	(583)	(77)	(65)	(1,939)	(1,846)
Commodity purchases resold	—	—	—	—	(958)	(758)	—	—	(958)	(758)
Property taxes	(264)	(257)	(34)	(34)	(55)	(55)	—	—	(353)	(346)
Depreciation and amortization	(746)	(697)	(111)	(109)	(220)	(215)	(12)	(11)	(1,089)	(1,032)
	1,383	1,354	443	417	812	437	(89)	(76)	2,549	2,132
Interest expense									(763)	(745)
Interest income and other									33	70
Income before Income Taxes									1,819	1,457
Income taxes expense									(399)	(344)
Net Income									1,420	1,113
Net Income Attributable to Non-Controlling Interests									(70)	(73)
Net Income Attributable to Controlling Interests									1,350	1,040
Preferred Share Dividends									(17)	(17)
Net Income Attributable to Common Shares									1,333	1,023

TOTAL ASSETS

(unaudited - millions of Canadian $)	September 30, 2013	December 31, 2012

Natural Gas Pipelines	24,206	23,210
Oil Pipelines	12,065	10,485
Energy	13,116	13,157
Corporate	4,165	4,387
	53,552	51,239

4. Income Taxes

At September 30, 2013, the total unrecognized tax benefit of uncertain tax positions was approximately $20 million (December 31, 2012 - $45 million). TCPL recognizes interest and penalties related to income tax uncertainties in income tax expense. There is no interest expense or penalties included in net tax expense for the three and nine months ended September 30, 2013 (September 30, 2012 - a reversal of $2 and $1 million, for three and nine months ended of interest expense, respectively, and nil for penalties). At September 30, 2013, the Company had $5 million accrued for interest expense and nil accrued for penalties (December 31, 2012 - $5 million accrued for interest expense and nil for penalties).

The effective tax rates for the nine-month periods ended September 30, 2013 and 2012 were 21.9 per cent and 23.6 per cent, respectively. The lower effective tax rate in 2013 was a result of the impact of the NEB’s decision on the Canadian Restructuring Proposal and the enactment of certain Canadian Federal tax legislation.

TCPL recognized a favourable income tax adjustment of approximately $25 million due to the enactment of certain Canadian Federal tax legislation in June 2013. Subject to the results of audit examinations by taxing authorities and other legislative amendments, TCPL does not anticipate further adjustments to the unrecognized tax benefits during the next twelve months that would have a material impact on its financial statements.

5. Long-Term Debt

In the three and nine months ended September 30, 2013, TCPL capitalized interest related to capital projects of $80 million and $195 million, respectively (September 30, 2012 - $74 million and $224 million, respectively).

In January 2013, TCPL issued US$750 million of 0.75 per cent per annum senior notes due in 2016.

TRANSCANADA PIPELINES LIMITED [46
THIRD QUARTER REPORT 2013

In July 2013, TCPL issued US$500 million of three-year London Interbank Offered Rate-based (LIBOR) floating rate notes maturing in 2016, bearing interest at an initial annual rate of 0.95 per cent.
Also in July 2013, TCPL issued $450 million of ten-year and $300 million of 30-year senior notes maturing in July 2023 and November 2041, bearing interest rates of 3.69 and 4.55 per cent, respectively.
In July 2013, TC PipeLines, LP entered into a five-year, US$500 million term loan maturing in July 2018. Borrowings under the term loan facility bear interest based on LIBOR, or the base rate, plus an applicable margin. The applicable margin for the term loans is based on TC PipeLines, LP's senior debt rating and ranges between 1.125 per cent and 2.00 per cent for LIBOR borrowings and 0.125 per cent and 1.00 per cent for base rate borrowings. The LIBOR based interest rate on TC PipeLines, LP term loan facility averaged 1.44 per cent for the three months ended September 30, 2013.
In June 2013, TCPL retired US$350 million of 4.00 per cent senior notes.

In August 2013, TCPL retired US$500 million of 5.05 per cent senior notes.
6. Equity and Share Capital

In January 2013, we issued 7.2 million common shares to TransCanada Corporation (TransCanada) resulting in proceeds of $345 million.

In March 2013, we issued 3.1 million common shares to TransCanada resulting in proceeds of $154 million.

On May 22, 2013, TC PipeLines, LP completed a public offering of 8,855,000 common units at a price of $43.85 per unit, resulting in gross proceeds of approximately US$388 million. TCPL contributed an additional approximate US$8 million to maintain its general partnership interest and did not purchase any other units. Upon completion of this offering, TCPL’s ownership interest in TC PipeLines, LP decreased from 33.3 per cent to 28.9 per cent and an after-tax dilution impact of $29 million ($47 million pre-tax) was recorded in Additional Paid-In Capital.

7. Other Comprehensive Income And Accumulated Other Comprehensive Loss

Components of other comprehensive income including non-controlling interests and the related tax effects are as follows:

three months ended September 30, 2013 (unaudited - millions of Canadian $)	Before tax amount	Income taxes recovery/ (expense)	Net of tax amount

Foreign currency translation gains and losses on net investments in foreign operations	(104)	(36)	(140)
Change in fair value of net investment hedges	83	(21)	62
Change in fair value of cash flow hedges	27	(13)	14
Reclassification to net income of gains and losses on cash flow hedges	38	(11)	27
Unrealized actuarial gains and losses on pension and other post-retirement benefit plans	2	(1)	1
Reclassification to net income of actuarial gains and losses and prior service costs on pension and other post-retirement benefit plans	9	(4)	5
Other comprehensive loss on equity investments	(1)	—	(1)
Other comprehensive income/(loss)	54	(86)	(32)

three months ended September 30, 2012 (unaudited - millions of Canadian $)	Before tax amount	Income taxes recovery/ (expense)	Net of tax amount

Foreign currency translation gains and losses on net investments in foreign operations	(145)	(51)	(196)
Change in fair value of net investment hedges	133	(34)	99
Change in fair value of cash flow hedges	88	(28)	60
Reclassification to net income of gains and losses on cash flow hedges	73	(26)	47
Reclassification to net income of actuarial gains and losses and prior service costs on pension and other post-retirement benefit plans	6	(2)	4
Other comprehensive loss on equity investments	(4)	1	(3)
Other comprehensive income	151	(140)	11

TRANSCANADA PIPELINES LIMITED [47
THIRD QUARTER REPORT 2013

nine months ended September 30, 2013 (unaudited - millions of Canadian $)	Before tax amount	Income taxes recovery/ (expense)	Net of tax amount

Foreign currency translation gains and losses on net investments in foreign operations	144	52	196
Change in fair value of net investment hedges	(165)	43	(122)
Change in fair value of cash flow hedges	(3)	(6)	(9)
Reclassification to net income of gains and losses on cash flow hedges	49	(15)	34
Unrealized actuarial gains and losses on pension and other post-retirement benefit plans	2	(1)	1
Reclassification to net income of actuarial gains and losses and prior service costs on pension and other post-retirement benefit plans	26	(9)	17
Other comprehensive loss on equity investments	(5)	1	(4)
Other comprehensive income	48	65	113

nine months ended September 30, 2012 (unaudited - millions of Canadian $)	Before tax amount	Income taxes recovery/ (expense)	Net of tax amount

Foreign currency translation gains and losses on net investments in foreign operations	(141)	(48)	(189)
Change in fair value of net investment hedges	102	(26)	76
Change in fair value of cash flow hedges	52	(9)	43
Reclassification to net income of gains and losses on cash flow hedges	186	(67)	119
Reclassification to net income of actuarial gains and losses and prior service costs on pension and other post-retirement benefit plans	17	1	18
Other comprehensive loss on equity investments	(1)	—	(1)
Other comprehensive income	215	(149)	66

The changes in accumulated other comprehensive loss by component are as follows:

three months ended September 30, 2013 (unaudited - millions of Canadian $)	Currency translation adjustments	Cash flow hedges	Pension and OPEB plan adjustments	Total[1]

AOCI Balance at July 1, 2013	(612)	(129)	(619)	(1,360)
Other comprehensive (loss)/income before reclassifications[2]	(50)	14	—	(36)
Amounts reclassified from accumulated other comprehensive loss	—	27	5	32
Net current period other comprehensive (loss)/income	(50)	41	5	(4)
AOCI Balance at September 30, 2013	(662)	(88)	(614)	(1,364)

1	All amounts are net of tax. Amounts in parentheses indicate losses.

2	Other comprehensive loss before reclassifications on currency translation adjustments is net of non-controlling interest of $28 million.

nine months ended September 30, 2013 (unaudited - millions of Canadian $)	Currency translation adjustments	Cash flow hedges	Pension and OPEB plan adjustments	Total[1]

AOCI Balance at January 1, 2013	(707)	(110)	(631)	(1,448)
Other comprehensive income/(loss) before reclassifications[2]	45	(12)	—	33
Amounts reclassified from accumulated other comprehensive loss[3]	—	34	17	51
Net current period other comprehensive income	45	22	17	84
AOCI Balance at September 30, 2013	(662)	(88)	(614)	(1,364)

1	All amounts are net of tax. Amounts in parentheses indicate losses.

2	Other comprehensive income before reclassifications on currency translation adjustments is net of non-controlling interest of $29 million.

3
Losses related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $26 million ($17 million, net of tax) at September 30, 2013. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time, however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.

TRANSCANADA PIPELINES LIMITED [48
THIRD QUARTER REPORT 2013

Details about reclassifications out of accumulated other comprehensive loss are as follows:

	Amounts reclassified from accumulated other comprehensive loss [1]		Affected line item in the condensed consolidated statement of income
(unaudited - millions of Canadian $)	three months ended September 30, 2013	nine months ended September 30, 2013

Cash flow hedges
Power & Natural Gas	(34)	(37)	Revenue (Energy)
Interest	(4)	(12)	Interest expense
	(38)	(49)	Total before tax
	11	15	Income taxes expense
	(27)	(34)	Net of tax
Pension and other post-retirement plan adjustments
Amortization of actuarial loss and past service cost [2]	(9)	(26)	Total before tax
	4	9	Income taxes expense
	(5)	(17)	Net of tax

1	All amounts in parentheses indicate expenses to the condensed consolidated statement of income.

2	These accumulated other comprehensive loss components are included in the computation of net benefit cost. Refer to Note 8 for additional detail.

8. Employee Post-Retirement Benefits

The net benefit cost recognized for the Company’s defined benefit pension plans and other post-retirement benefit plans is as follows:

	three months ended September 30				nine months ended September 30
	Pension benefit plans		Other post-retirement benefit plans		Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2013	2012	2013	2012	2013	2012	2013	2012

Service cost	21	16	1	1	62	49	2	2
Interest cost	24	24	2	2	71	71	6	6
Expected return on plan assets	(31)	(28)	—	—	(89)	(85)	(1)	(1)
Amortization of actuarial loss	8	5	1	—	23	14	2	1
Amortization of past service cost	—	—	—	—	1	1	—	—
Amortization of regulatory asset	7	5	—	—	22	15	1	—
Amortization of transitional obligation related to regulated business	—	—	—	1	—	—	1	2
Net benefit cost recognized	29	22	4	4	90	65	11	10

9. Risk Management and Financial Instruments

COUNTERPARTY CREDIT RISK
TCPL’s maximum counterparty credit exposure with respect to financial instruments at the balance sheet date, without taking into account security held, consisted of accounts receivable, portfolio investments recorded at fair value, the fair value of derivative assets and notes, and loans and advances receivable. The carrying amounts and fair values of these financial assets, except amounts for derivative assets, are included in accounts receivable and other, and available for sale assets in the Non-Derivative Financial Instruments Summary table below. The majority of counterparty credit exposure is with counterparties that are investment grade or the exposure is supported by financial assurances provided by investment grade parties. The Company regularly reviews its accounts receivable and records an allowance for doubtful accounts as necessary using the specific identification method. At September 30, 2013, there were no significant amounts past due or impaired, and there were no significant credit losses during the period.

TRANSCANADA PIPELINES LIMITED [49
THIRD QUARTER REPORT 2013

At September 30, 2013, the Company had a credit risk concentration of $228 million (December 31, 2012 - $259 million) due from a counterparty. This amount is expected to be fully collectible and is secured by a guarantee from the counterparty’s parent company.

NET INVESTMENT IN FOREIGN OPERATIONS
The Company hedges its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt, cross-currency interest rate swaps, foreign exchange forward contracts and foreign exchange options.

U.S. DOLLAR-DENOMINATED DEBT DESIGNATED AS A NET INVESTMENT HEDGE

(unaudited - billions of Canadian $)	September 30, 2013	December 31, 2012

Carrying value	12.5 (US 12.2)	11.1 (US 11.2)
Fair value	14.5 (US 14.1)	14.3 (US 14.4)

FAIR VALUE OF DERIVATIVES USED TO HEDGE OUR
U.S. DOLLAR INVESTMENT IN FOREIGN OPERATIONS

(unaudited - millions of Canadian $)	September 30, 2013	December 31, 2012

Other current assets	32	71
Intangible and other assets	7	47
Accounts payable and other	(14)	(6)
Other long-term liabilities	(81)	(30)
	(56)	82

The fair values and notional principal amounts for the derivatives designated as a net investment hedge were as follows:

	September 30, 2013		December 31, 2012
(unaudited - millions of Canadian $)	Fair Value[1]	Notional or principal amount	Fair value[1]	Notional or principal amount
Asset/(liability)
U.S. dollar cross-currency swaps
(maturing 2013 to 2019)[2]	(56)	US 3,950	82	US 3,800
U.S. dollar forward foreign exchange contracts
(maturing 2013 to 2014)	—	US 875	—	US 250
	(56)	US 4,825	82	US 4,050

1	Fair values equal carrying values.

2
Net Income in the three and nine months ended September 30, 2013 included net realized gains of $8 million and $22 million, respectively, (2012 - gains of $8 million and $22 million, respectively) related to the interest component of cross-currency swap settlements.

TRANSCANADA PIPELINES LIMITED [50
THIRD QUARTER REPORT 2013

FINANCIAL INSTRUMENTS

Non-Derivative Financial Instruments Summary
The carrying and fair values of non-derivative financial instruments are as follows:

	September 30, 2013		December 31, 2012
(unaudited - millions of Canadian $)	Carrying amount[1]	Fair value[2]	Carrying amount[1]	Fair value[2]

Financial assets
Cash and cash equivalents	619	619	537	537
Accounts receivable and other[3]	1,169	1,218	1,324	1,373
Due from affiliates	2,712	2,712	2,889	2,889
Available for sale assets	61	61	44	44
	4,561	4,610	4,794	4,843
Financial liabilities[4]
Notes payable	1,688	1,688	2,275	2,275
Accounts payable and other long-term liabilities[5]	1,125	1,125	1,535	1,535
Due to affiliates	1,839	1,839	1,904	1,904
Accrued interest	331	331	370	370
Long-term debt	21,037	24,720	18,913	24,573
Junior subordinated notes	1,028	1,054	994	1,054
	27,048	30,757	25,991	31,711

1
Recorded at amortized cost, except for US$200 million (December 31, 2012 - US$350 million) of long-term debt that is attributed to hedged risk and recorded at fair value. This debt, which is recorded at fair value on a recurring basis, is classified in Level II of the fair value hierarchy using the income approach based on interest rates from external data service providers.

2
The fair value measurement of financial assets and liabilities recorded at amortized cost for which the fair value is not equal to the carrying value would be included in Level II of the fair value hierarchy using the income approach based on interest rates from external data service providers.

3
At September 30, 2013, financial assets of $1.0 billion (December 31, 2012 - $1.1 billion) are included in accounts receivable, $41 million (December 31, 2012 - $40 million) in other current assets and $234 million (December 31, 2012 - $240 million) in intangible and other assets.

4
Condensed consolidated statement of income in the three and nine months ended September 30, 2013 included losses of nil and $7 million, respectively, (2012 - losses of $2 million and $14 million, respectively) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships on US$200 million of long-term debt at September 30, 2013 (December 31, 2012 - US$350 million). There were no other unrealized gains or losses from fair value adjustments to the non-derivative financial instruments.

5
At September 30, 2013, financial liabilities of $1.1 billion (December 31, 2012 - $1.5 billion) are included in accounts payable and $33 million (December 31, 2012 - $38 million) in other long-term liabilities.

TRANSCANADA PIPELINES LIMITED [51
THIRD QUARTER REPORT 2013

Derivative Instruments Summary
Information for the Company’s derivative instruments for 2013, excluding hedges of the Company’s net investment in foreign operations, is as follows:

(unaudited - millions of Canadian $ unless noted otherwise)	Power	Natural gas	Foreign exchange	Interest

Derivative instruments held for trading[1]
Fair values[2]
Assets	$140	$65	$—	$9
Liabilities	($164)	($80)	($2)	($9)
Notional values
Volumes[3]
Sales	31,548	64	—	—
Purchases	31,705	93	—	—
Canadian dollars	—	—	—	462
U.S. dollars	—	—	US 978	US 150
Net unrealized gains/(losses) in the period[4]
three months ended September 30, 2013	$18	$13	$16	$—
nine months ended September 30, 2013	$15	$1	($1)	$—
Net realized (losses)/gains in the period[4]
three months ended September 30, 2013	($10)	($14)	$3	$—
nine months ended September 30, 2013	($46)	($21)	($5)	$—
Maturity dates	2013-2017	2013-2016	2013-2014	2013-2016
Derivative instruments in hedging relationships[5,6]
Fair values[2]
Assets	$46	$—	$—	$7
Liabilities	($42)	$—	($1)	($1)
Notional values
Volumes[3]
Sales	6,300	—	—	—
Purchases	11,264	—	—	—
U.S. dollars	—	—	US 15	US 350
Cross-currency	—	—	—	—
Net realized (losses)/gains in the period[4]
three months ended September 30, 2013	($18)	$—	$—	$1
nine months ended September 30, 2013	($29)	($1)	$—	$5
Maturity dates	2013-2018	2013	2014	2015-2018

1
All derivative instruments held for trading have been entered into for risk management purposes and are subject to the Company’s risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company’s exposures to market risk.

2	Fair values equal carrying values.

3	Volumes for power and natural gas derivatives are in GWh and Bcf, respectively.

4
Realized and unrealized gains and losses on held for trading derivative instruments used to purchase and sell power and natural gas are included net in revenues. Realized and unrealized gains and losses on interest rate and foreign exchange derivative financial instruments held for trading are included in interest expense and interest income and other, respectively. The effective portion of the change in fair value of derivative instruments in hedging relationships is initially recognized in OCI and reclassified to revenues, interest expense and interest income and other, as appropriate, as the original hedged item settles.

5
All hedging relationships are designated as cash flow hedges except for interest rate derivative financial instruments designated as fair value hedges with a fair value of $7 million and a notional amount of US$200 million. For the three and nine months ended September 30, 2013, net realized gains on fair value hedges were $1 million and $5 million, respectively and were included in interest expense. For the three and nine months ended September 30, 2013, the Company did not record any amounts in net income related to ineffectiveness for fair value hedges.

6
For the three and nine months ended September 30, 2013, there were no gains or losses included in Net Income for discontinued cash flow hedges where it was probable that the anticipated transaction would not occur.

TRANSCANADA PIPELINES LIMITED [52
THIRD QUARTER REPORT 2013

Derivative Instruments Summary
Information for the Company’s derivative instruments for 2012, excluding hedges of the Company’s net investment in foreign operations, is as follows:

(unaudited – millions of Canadian $ unless noted otherwise)	Power	Natural gas	Foreign exchange	Interest

Derivative instruments held for trading[1]
Fair values[2,3]
Assets	$139	$88	$1	$14
Liabilities	($176)	($104)	($2)	($14)
Notional values[3]
Volumes[4]
Sales	31,066	65	—	—
Purchases	31,135	83	—	—
Canadian dollars	—	—	—	620
U.S. dollars	—	—	US 1,408	US 200
Net unrealized gains/(losses) in the period[5]
three months ended September 30, 2012	$1	$12	$13	$—
nine months ended September 30, 2012	($17)	$2	$5	$—
Net realized gains/(losses) in the period[5]
three months ended September 30, 2012	$4	($4)	$6	$—
nine months ended September 30, 2012	$8	($19)	$21	$—
Maturity dates	2013 -2017	2013-2016	2013	2013-2016
Derivative instruments in hedging relationships [6,7]
Fair values[2,3]
Assets	$76	$—	$—	$10
Liabilities	($97)	($2)	($38)	$—
Notional values[3]
Volumes[4]
Sales	7,200	1	—	—
Purchases	15,184	—	—	—
U.S. dollars	—	—	US 12	US 350
Cross-currency	—	—	136/ US 100
Net realized (losses)/gains in the period[5]
three months ended September 30, 2012	($49)	($7)	$—	$2
nine months ended September 30, 2012	($101)	($21)	$—	$5
Maturity dates	2013-2018	2013	2013-2014	2013-2015

1
All derivative instruments held for trading have been entered into for risk management purposes and are subject to the Company’s risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company’s exposures to market risk.

2	Fair values equal carrying values.

3	As at December 31, 2012.

4	Volumes for power and natural gas derivatives are in GWh and Bcf, respectively.

5
Realized and unrealized gains and losses on held for trading derivative instruments used to purchase and sell power and natural gas are included net in revenues. Realized and unrealized gains and losses on interest rate and foreign exchange derivative financial instruments held for trading are included in interest expense and interest income and other, respectively. The effective portion of change in fair value of derivative instruments in hedging relationships is initially recognized in OCI and reclassified to revenues, interest expense and interest income and other, as appropriate, as the original hedged item settles.

6
All hedging relationships are designated as cash flow hedges except for interest rate derivative financial instruments designated as fair value hedges with a fair value of $10 million and a notional amount of US$350 million. Net realized gains on fair value hedges for the three and nine months ended September 30, 2012 were $2 million and $6 million, respectively, and were included in Interest expense. In the three and nine months ended September 30, 2012, the Company did not record any amounts in net income related to ineffectiveness for fair value hedges.

7
For the three and nine months ended September 30, 2012, there were no gains or losses included in net income for discontinued cash flow hedges where it was probable that the anticipated transaction would not occur.

TRANSCANADA PIPELINES LIMITED [53
THIRD QUARTER REPORT 2013

BALANCE SHEET PRESENTATION OF DERIVATIVE INSTRUMENTS
The fair value of the derivative instruments in the Company’s balance sheet is as follows:

(unaudited - millions of Canadian $)	September 30, 2013	December 31, 2012

Current
Other current assets	194	259
Accounts payable and other	(208)	(283)
Long term
Intangible and other assets	112	187
Other long-term liabilities	(186)	(186)

DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
The components of OCI related to derivatives in cash flow hedging relationships are as follows:

Cash flow hedges[1]	Power		Natural gas		Foreign exchange		Interest
three months ended September 30 (unaudited - millions of Canadian $, pre-tax)	2013	2012	2013	2012	2013	2012	2013	2012

Change in fair value of derivative instruments recognized in OCI (effective portion)	28	96	(1)	(3)	1	(5)	(1)	—
Reclassification of gains and losses on derivative instruments from AOCI to net income (effective portion)	33	54	1	15	—	—	4	4
Gains and losses on derivative instruments recognized in earnings (ineffective portion)	6	5	—	1	—	—	—	—

1	No amounts have been excluded from the assessment of hedge effectiveness.

Cash flow hedges[1]	Power		Natural gas		Foreign exchange		Interest
nine months ended September 30 (unaudited - millions of Canadian $, pre-tax)	2013	2012	2013	2012	2013	2012	2013	2012

Change in fair value of derivative instruments recognized in OCI (effective portion)	(6)	74	(1)	(17)	5	(5)	(1)	—
Reclassification of gains and losses on derivative instruments from AOCI to net income (effective portion)	34	129	3	43	—	—	12	14
Gains and losses on derivative instruments recognized in earnings (ineffective portion)	(1)	6	—	—	—	—	—	—

1	No amounts have been excluded from the assessment of hedge effectiveness.

TRANSCANADA PIPELINES LIMITED [54
THIRD QUARTER REPORT 2013

OFFSETTING OF DERIVATIVE INSTRUMENTS
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TCPL has no master netting agreements, however, similar contracts are entered into containing rights of offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis in the balance sheet. The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at September 30, 2013 (unaudited - millions of Canadian $)	Gross derivative instruments presented in the balance sheet	Amounts available for offset[1]	Net amounts

Derivative - Asset
Power	186	(116)	70
Natural gas	65	(61)	4
Foreign exchange	39	(24)	15
Interest	16	(2)	14
Total	306	(203)	103
Derivative - Liability
Power	(206)	116	(90)
Natural gas	(80)	61	(19)
Foreign exchange	(98)	24	(74)
Interest	(10)	2	(8)
Total	(394)	203	(191)

1	Amounts available for offset do not include cash collateral pledged or received.

With respect to all financial arrangements, including the derivative instruments presented above, as at September 30, 2013, the Company had provided cash collateral of $144 million and letters of credit of $30 million to its counterparties. The Company held $1 million in cash collateral and $4 million in letters of credit on asset exposures at September 30, 2013.

The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis as at December 31, 2012:

at December 31, 2012 (unaudited - millions of Canadian $)	Gross derivative instruments presented in the balance sheet	Amounts available for offset[1]	Net amounts

Derivative - Asset
Power	215	(132)	83
Natural gas	88	(83)	5
Foreign exchange	119	(37)	82
Interest	24	(6)	18
Total	446	(258)	188
Derivative - Liability
Power	(273)	132	(141)
Natural gas	(106)	83	(23)
Foreign exchange	(76)	37	(39)
Interest	(14)	6	(8)
Total	(469)	258	(211)

1	Amounts available for offset do not include cash collateral pledged or received.

With respect to all financial arrangements, including the derivative instruments presented above as at December 31, 2012, the Company had provided cash collateral of $189 million and letters of credit of $45 million to its counterparties. The Company held $2 million in cash collateral and $5 million in letters of credit on asset exposures at December 31, 2012.

CREDIT RISK RELATED CONTINGENT FEATURES
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade.

TRANSCANADA PIPELINES LIMITED [55
THIRD QUARTER REPORT 2013

Based on contracts in place and market prices at September 30, 2013, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $18 million (December 31, 2012 - $37 million), for which the Company had provided collateral in the normal course of business of nil (December 31, 2012 - nil). If the credit-risk-related contingent features in these agreements were triggered on September 30, 2013, the Company would have been required to provide collateral of $18 million (December 31, 2012 - $37 million) to its counterparties. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds.

The Company feels it has sufficient liquidity in the form of cash and undrawn committed revolving bank lines to meet these contingent obligations should they arise.

FAIR VALUE HIERARCHY
The Company’s assets and liabilities recorded at fair value have been classified into three categories based on the fair value hierarchy.

Levels	How fair value has been determined
Level I	Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.
Level II
Valuation based on the extrapolation of inputs, other than quoted prices included within Level I, for which all significant inputs are observable directly or indirectly.

Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.

This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and power and natural gas commodity derivatives where fair value is determined using the market approach.

Transfers between Level I and Level II would occur when there is a change in market circumstances.

Level III
Valuation of assets and liabilities measured on a recurring basis using a market approach based on inputs that are unobservable and significant to the overall fair value measurement. This category includes long-dated commodity transactions in certain markets where liquidity is low. Long-term electricity prices are estimated using a third-party modeling tool which takes into account physical operating characteristics of generation facilities in the markets in which we operate.

Model inputs include market fundamentals such as fuel prices, power supply additions and retirements, power demand, seasonal hydro conditions and transmission constraints. Long-term North American natural gas prices are based on a view of future natural gas supply and demand, as well as exploration and development costs. Significant decreases in fuel prices or demand for electricity or natural gas, or increases in the supply of electricity or natural gas is expected to or may result in a lower fair value measurement of contracts included in Level III.

Assets and liabilities measured at fair value can fluctuate between Level II and Level III depending on the proportion of the value of the contract that extends beyond the time frame for which inputs are considered to be observable. As contracts near maturity and observable market data becomes available, they are transferred out of Level III and into Level II.

The fair value of the Company’s assets and liabilities measured on a recurring basis, including both current and non-current portions, are categorized as follows:

	Quoted prices in active markets (Level I)[1]		Significant other observable inputs (Level II)[1]		Significant unobservable inputs (Level III)[1]		Total
(unaudited - millions of Canadian $, pre-tax)	Sep 30, 2013	Dec 31, 2012	Sep 30, 2013	Dec 31, 2012	Sep 30, 2013	Dec 31, 2012	Sep 30, 2013	Dec 31, 2012

Derivative instrument assets:
Power commodity contracts	—	—	179	213	7	2	186	215
Natural gas commodity contracts	56	75	9	13	—	—	65	88
Foreign exchange contracts	—	—	39	119	—	—	39	119
Interest rate contracts	—	—	16	24	—	—	16	24
Derivative instrument liabilities:
Power commodity contracts	—	—	(198)	(269)	(8)	(4)	(206)	(273)
Natural gas commodity contracts	(71)	(95)	(9)	(11)	—	—	(80)	(106)
Foreign exchange contracts	—	—	(98)	(76)	—	—	(98)	(76)
Interest rate contracts	—	—	(10)	(14)	—	—	(10)	(14)
Non-derivative financial instruments:
Available for sale assets	—	—	61	44	—	—	61	44
	(15)	(20)	(11)	43	(1)	(2)	(27)	21

1	There were no transfers from Level I to Level II or from Level II to Level III for the nine months ended September 30, 2013 and 2012.

TRANSCANADA PIPELINES LIMITED [56
THIRD QUARTER REPORT 2013

The following table presents the net change in the Level III fair value category:

	Derivatives[1]
	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $, pre-tax)	2013	2012	2013	2012

Balance at beginning of period	—	7	(2)	(15)
Settlements	—	—	1	(1)
Transfers out of Level III	—	(12)	(1)	(10)
Total gains and losses included in Net Income	(1)	7	(1)	8
Total gains and losses included in OCI	—	2	2	22
Balance at end of period	(1)	4	(1)	4

1
For the three and nine months ended September 30, 2013 the unrealized gains or losses included in net income attributed to derivatives in the level III category that were still held at the reporting date was nil (2012 - nil).

A 10 per cent increase or decrease in commodity prices, with all other variables held constant, would result in a $3 million decrease or increase, respectively, in the fair value of outstanding derivative instruments included in Level III as at September 30, 2013.

10. Acquisitions and Disposition

On June 28, 2013, TCPL acquired the first of nine Ontario solar power facilities from Canadian Solar Solutions Inc. for $55 million.

On September 30, 2013, TCPL completed the acquisition of two additional Ontario solar power facilities from Canadian Solar Solutions Inc. for $99 million.

TCPL measured the assets and liabilities acquired at fair value with substantially all of the purchase price allocated to Plant, Property and Equipment. The combined capacity of the nine projects is 86 MW and the cost of the portfolio will be approximately $470 million. TCPL anticipates the remaining projects will come into service and be acquired by the end of 2014. The renewable energy produced from these projects will be sold to the Ontario Power Authority under a series of 20-year PPAs.

On July 1, 2013, TCPL completed the sale of a 45 per cent interest in each of Gas Transmission Northwest LLC (GTN LLC) and Bison Pipeline LLC (Bison LLC) to TC PipeLines, LP for an aggregate purchase price of US$1.05 billion, which included US$146 million of long-term debt for 45 per cent of GTN LLC debt outstanding plus normal closing adjustments. GTN LLC and Bison LLC own the GTN and Bison natural gas pipelines, respectively.

11. Contingencies and Guarantees

TCPL and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business.  While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such proceedings and actions will not have a material impact on the Company’s consolidated financial position or results of operations.

Amounts received under the Bruce B floor price mechanism within a calendar year are subject to repayment if the monthly average spot price exceeds the floor price.  With respect to 2013, TCPL currently expects spot prices to be less than the floor price for the year, therefore no amounts received under the floor price mechanism in the first nine months of 2013 are expected to be repaid.

GUARANTEES

TCPL and its joint venture partners on Bruce Power, Cameco Corporation and BPC Generation Infrastructure Trust (BPC), have each severally guaranteed one-third of certain contingent financial obligations of Bruce B related to power sales agreements, a lease agreement and contractor services. In addition, TCPL and BPC have each severally guaranteed one-half of certain contingent financial obligations of Bruce A related to a sublease agreement and certain other financial obligations. The Company’s exposure under certain of these guarantees is unlimited.

TRANSCANADA PIPELINES LIMITED [57
THIRD QUARTER REPORT 2013

In addition to the guarantees for Bruce Power, the Company and its partners in certain other jointly owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities related primarily to redelivery of natural gas, PPA payments and the payment of liabilities. For certain of these entities, any payments made by TCPL under these guarantees in excess of its ownership interest are to be reimbursed by its partners.

The carrying value of these guarantees has been included in other long term liabilities. Information regarding the Company’s guarantees is as follows:

at September 30, 2013 (unaudited - millions of Canadian $)	Term	Potential Exposure[1]	Carrying Value

Bruce Power	ranging to 2019[2]	665	9
Other jointly owned entities	ranging to 2040	41	8
		706	17

1	TCPL’s share of the potential estimated current or contingent exposure.

2	Except for one guarantee with no termination date.

12. Related Party Transactions

The following amounts are included in Due from affiliates:

		2013		2012[2]
(millions of dollars)	Maturity Date	Outstanding September 30	Effective Interest Rate	Outstanding December 31	Effective Interest Rate
Discount Notes[1]	2013	2,712	1.3%	2,889	1.4%
		2,712		2,889

1	Interest on the discount notes is equivalent to current commercial paper rates.

2
Balances in 2012 were previously reported net on the Condensed consolidated balance sheet. To conform with our current reporting, we have adjusted the presentation to show the amounts on a gross basis.

In the three and nine months ended September 30, 2013, interest income were $9 million and $29 million, respectively (September 30, 2012 - $10 million and $30 million, respectively).

The following amounts are included in Due to affiliates:

		2013		2012[3]
(millions of dollars)	Maturity Dates	Outstanding September 30	Effective Interest Rate	Outstanding December 31	Effective Interest Rate
Credit Facility[1]		974	3.0%	1,240	3.0%
Credit Facility[2]	2014	865	3.8%	664	3.8%
		1,839		1,904

1
TCPL's demand revolving credit arrangement with TransCanada is $2.0 billion (or a U.S. dollar equivalent). This facility bears interest at the Royal Bank of Canada prime rate per annum, or the U.S base rate per annum. This facility may be terminated at any time at TransCanada's option.

2	TransCanada has an unsecured $3.5 billion credit facility with a subsidiary of TCPL. Interest on this facility is charged at Reuters prime rate plus 75 basis points.

3
Balances in 2012 were previously reported net on the Condensed consolidated balance sheet. To conform with our current reporting, we have adjusted the presentation to show the amounts on a gross basis.

In the three and nine months ended September 30, 2013, interest charges were $16 million and $48 million, respectively (September 30, 2012 - $15 million and $46 million, respectively).

At September 30, 2013, accounts payable included $1 million of interest payable to TransCanada (December 31, 2012 - $2 million).

The Company made interest payments of $10 million and $48 million to TransCanada in the three and nine months ended September 30, 2013, respectively (September 30, 2012 - $5 million and $28 million, respectively).

TRANSCANADA PIPELINES LIMITED [58
THIRD QUARTER REPORT 2013

13. Subsequent Events

In October 2013, TCPL issued US$625 million of senior notes, maturing on October 16, 2023 and bearing interest at 3.75 per cent per annum and US$625 million of senior notes, maturing on October 16, 2043 and bearing interest at 5.0 per cent per annum.

Also in October 2013, TCPL redeemed all of the four million outstanding 5.60 per cent Cumulative Redeemable First Preferred Shares Series U. The Series U Shares were redeemed at a price of $50 per share plus $0.5907 representing accrued and unpaid dividends to the redemption date.